UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  October 15, 2007

(Date of earliest event reported)

Inland Western Retail Real Estate Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-51199	42-1579325
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer I.D. No.)

2901 Butterfield Road
Oak Brook, Illinois 60523

(Address of Principal Executive Offices)

(630) 218-8000

(Registrant’s telephone number including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[x]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

[  ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01  Entry into a Material Definitive Agreement

On October 15, 2007, Inland Western Retail Real Estate Trust, Inc. entered into an unsecured revolving line of credit facility with a bank for up to $225 million with an optional unsecured borrowing capacity of $75 million, for a total unsecured borrowing capacity of $300 million.  The facility has an initial term of three years with a one-year extension option, with an annual variable interest rate.  The funds from this line of credit may be used to provide liquidity from the time a property is purchased until permanent debt is placed on that property.  The line of credit requires interest only payments monthly on the outstanding balance at the rate equal to the London InterBank Offered Rate or LIBOR plus up to 125 basis points depending on our net worth to total recourse indebtedness.  We are also required to pay, on a quarterly basis, an amount ranging from 0.125% to 0.20%, per annum, on the average daily undrawn funds under this line.  The line of credit requires compliance with certain covenants, such as debt service ratios, minimum net worth requirements, distribution limitations and investment restrictions.

Item 7.01  Regulation FD Disclosure

On October 16, 2007, Inland Western Retail Real Estate Trust, Inc., issued a press release which is attached hereto as Exhibit 99.2 and is incorporated into this filing in its entirety, announcing that it has entered into a three-year $225 million unsecured revolving line of credit.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits:

	Exhibit No.	Description

99.1

Agreement by and between Inland Western Retail Real Estate Trust, Inc. and KeyBank National Association as Administrative Agent, KeyBanc Capital Markets as Lead Arranger and Book Manager, and Norddeutsche Landesbank Girozentrale New York Branch or Cayman Island Branch as Document Agent, and RBS Citizens, National Association, d/b/a Charter One as Syndication Agent, and The Several Lenders from Time to Time Parties hereto, as Lenders, dated October 15, 2007.

	99.2	Inland Western Retail Real Estate Trust, Inc. Press Release dated October 16, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

By:	/s/ Brenda G. Gujral
Name:	Brenda G. Gujral
Title:	Chief Executive Officer

Date:	October 16, 2007